As filed with the Securities and Exchange Commission on October 28, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

Humacyte, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-1763759 (IRS Employer Identification No.)

2525 East North Carolina Highway 54 Durham, NC	27713
(Address of Principal Executive Offices)	(Zip Code)

Humacyte, Inc. 2021 Long-Term Incentive Plan

Humacyte, Inc. 2021 Employee Stock Purchase Plan

Humacyte, Inc. 2015 Omnibus Incentive Plan

Humacyte, Inc. 2005 Stock Option Plan

(Full title of the plan)

Dale A. Sander

Chief Financial Officer

Humacyte, Inc.

2525 East North Carolina Highway 54

Durham, NC 27713

(Name and address of agent for service)

(919) 313-9633

(Telephone number, including area code, of agent for service)

Copy to:
Kerry S. Burke

Brian K. Rosenzweig

Covington & Burling LLP

One CityCenter

850 Tenth Street, NW

Washington, DC 20001

(202) 662-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
--Humacyte, Inc. 2021 Long-Term Incentive Plan	7,725,253	(2)	$9.14	(3)	$70,608,812.42	$6,545.44
--Humacyte, Inc. 2021 Employee Stock Purchase Plan	1,030,033	(4)	$7.77	(5)	$8,003,356.41	$741.91
--Humacyte, Inc. 2015 Omnibus Incentive Plan	5,886,706	(6)	$7.86	(7)	$46,269,509.16	$4,289.18
--Humacyte, Inc. 2005 Stock Option Plan	518,432	(8)	$1.29	(9)	$668,777.28	$62.00
Total					$125,550,455.27	$11,638.53

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Represents shares of common stock, par value $0.0001 per share (“Common Stock”), of Humacyte, Inc. (“we” or the “Registrant”) reserved for issuance under the Humacyte, Inc. 2021 Long-Term Incentive Plan (the “2021 Plan”). The number of shares of Common Stock reserved and available for issuance under the 2021 Plan will automatically increase on January 1 of each year commencing on January 1, 2022, but not after August 26, 2031, in an amount equal to 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding year, unless the board of directors of the Registrant acts prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. Such additional shares have not been included in this Registration Statement and will be registered at such time as each respective increase in shares reserved and available for issuance under the 2021 Plan becomes effective.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market under the symbol “HUMA” on October 26, 2021, which was $9.14 per share.

(4) Represents shares of Common Stock reserved for issuance under the Humacyte, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”). The number of shares of Common Stock reserved and available for issuance under the ESPP will automatically increase on January 1 of each year commencing on January 1, 2022, but not after August 26, 2031, in an amount equal to 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding year, unless the board of the directors of the Registrant acts prior to January 1 of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock. Notwithstanding the foregoing, in no event shall the maximum aggregate number of shares available for issuance under the ESPP exceed 13,000,000 shares. Such additional shares have not been included in this Registration Statement and will be registered at such time as each respective increase in shares reserved and available for issuance under the ESPP becomes effective.

(5) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act and based upon the average of the high and low prices of the Common Stock, as reported on the Nasdaq Global Select Market under the symbol “HUMA” on October 26, 2021, which was $9.14 per share, multiplied by 85%. Pursuant to the ESPP, shares of Common Stock are sold at 85% of the lesser of the closing trading price per share of Common Stock on the first day of the applicable offering period or 85% of the closing trading price per share on the last day of the applicable purchase period.

(6) Represents shares of Common Stock underlying awards previously granted under the Humacyte, Inc. 2015 Omnibus Incentive Plan (the “2015 Plan”), as assumed by the Registrant.

(7) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $7.86 per share, which is the weighted-average exercise price for options outstanding under the 2015 Plan.

(8) Represents shares of Common Stock underlying awards granted under the Humacyte, Inc. 2005 Stock Option Plan (the “2005 Plan”), as assumed by the Registrant.

(9) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, and based upon a price of $1.29 per share, which is the weighted-average exercise price for options outstanding under the 2005 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

A prospectus setting forth the information requested by this Item will be sent or given to participants in each plan covered by this registration statement (the “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

Item 2. Registration Information and Employee Plan Annual Information.

A prospectus setting forth the information requested by this Item is included in documents sent or given to participants in each plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational and reporting requirements of Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Commission. The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-39532) for the fiscal year ended December 31, 2020, filed with the Commission on February 16, 2021 and amended on May 14, 2021;

(b)	The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-39532) for the quarters ended March 31, 2021 and June 30, 2021, filed with the Commission on May 17, 2021 and August 16, 2021, respectively;

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-39532) (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on February 17, 2021, February 17, 2021, March 5, 2021, April 14, 2021, April 21, 2021, May 6, 2021, May 13, 2021, May 20, 2021, May 21, 2021, May 26, 2021, June 7, 2021, August 4, 2021, August 17, 2021, August 25, 2021, August 30, 2021 and September 2, 2021; and

(d)	The Registrant’s description of its Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-39532) filed on September 17, 2020 under Section 12(b) of the Exchange Act, including any amendments or reports filed for purposes of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our second amended and restated certificate of incorporation (our “Charter”) provides that all of our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Section 145 of the DGCL permits a corporation to indemnify any director or officer of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reason to believe his conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), however, indemnification may be made only for expenses, actually and reasonably incurred by any director or officer in connection with the defense or settlement of such action or suit, if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

In accordance with Section 102(b)(7) of the DGCL, our Charter provides that no director shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of our Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director for breach of the fiduciary duty of care as a director, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s duty of care.

If the DGCL is amended to authorize corporate action further eliminating or limiting the liability of directors, then, in accordance with our Charter, the liability of our directors to us or our stockholders will be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or amendment of provisions of our Charter limiting or eliminating the liability of directors, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to further limit or eliminate the liability of directors on a retroactive basis.

Our Charter also provides that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while directors or officers of our corporation, are or were serving as directors, officers, employees or agents of another entity, trust or other enterprise, including service with respect to an employee benefit plan, in connection with any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all expense, liability and loss (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to our Charter will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by our board of directors, except for proceedings to enforce rights to indemnification.

The right to indemnification which is conferred by our Charter is a contract right that includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by our officer or director (solely in the capacity as an officer or director of our corporation) will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under our Charter or otherwise.

The rights to indemnification and advancement of expenses will not be deemed exclusive of any other rights which any person covered by our Charter may have or hereafter acquire under law, our Charter, our bylaws (the “Bylaws”), an agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or amendment of provisions of our Charter affecting indemnification rights, whether by our stockholders or by changes in law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision. Our Charter will also permit us, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other that those specifically covered by our Charter.

Our Bylaws include the provisions relating to advancement of expenses and indemnification rights consistent with those which are set forth in our Charter. In addition, our Bylaws provide for a right of indemnity to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. Our Bylaws also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another entity, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of our Bylaws affecting indemnification rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (unless otherwise required by law) be prospective only, except to the extent such amendment or change in law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We have entered into customary indemnification agreements with our directors and executive officers.

Item 8. Exhibits.

Exhibit
Number	Description
4.1	Second Amended and Restated Certificate of Incorporation of Humacyte, Inc. (incorporated by reference to Exhibit 3.1 to Humacyte, Inc.’s Current Report on Form 8-K, filed with the Commission on August 27, 2021).

4.2	By Laws of Humacyte, Inc. (incorporated by reference to Exhibit 3.2 to Humacyte, Inc.’s Current Report on Form 8-K, filed with the Commission on August 27, 2021).

5.1*	Opinion of Covington & Burling LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Marcum LLP.

23.3*	Consent of Covington & Burling LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Humacyte, Inc. 2021 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4 to Humacyte, Inc.’s Current Report on Form 8-K, filed with the Commission on August 27, 2021).

99.2	Humacyte, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.5 to Humacyte, Inc.’s Current Report on Form 8-K, filed with the Commission on August 27, 2021).

99.3	Humacyte, Inc. 2015 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.19 to Humacyte, Inc.’s Registration Statement on S-4, filed with the Commission on March 23, 2021).

99.3.1	First Amendment to Humacyte, Inc. 2015 Omnibus Incentive Plan, dated February 23, 2018 (incorporated by reference to Exhibit 10.19.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

99.3.2	Second Amendment to Humacyte, Inc. 2015 Omnibus Incentive Plan, dated June 6, 2018 (incorporated by reference to Exhibit 10.19.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

99.4	Humacyte, Inc. 2005 Stock Option Plan (incorporated by reference to Exhibit 10.18 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

99.4.1	First Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated March 31, 2008 (incorporated by reference to Exhibit 10.18.1 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

99.4.2	Second Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated October 28, 2011 (incorporated by reference to Exhibit 10.18.2 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

99.4.3	Third Amendment of Humacyte, Inc. 2005 Stock Option Plan, dated November 22, 2013 (incorporated by reference to Exhibit 10.18.3 to Humacyte, Inc.’s Registration Statement on S-4, filed with the SEC on March 23, 2021).

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Humacyte, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on October 28, 2021.

HUMACYTE, INC.

By:	/s/ Laura E. Niklason
Laura E. Niklason, M.D., Ph.D.
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laura E. Niklason and Dale A. Sander, and each of them severally, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities indicated on October 28, 2021.

Signature	Title

/s/ Laura E. Niklason	President, Chief Executive Officer and Director
Laura E. Niklason, M.D., Ph.D.	(Principal Executive Officer)

/s/ Dale A. Sander	Chief Financial Officer, Chief Corporate Development Officer and Treasurer
Dale A. Sander	(Principal Financial and Accounting Officer)

/s/ Jeffrey H. Lawson	Director
Jeffrey H. Lawson, M.D., Ph.D.

/s/ Gordon M. Binder	Director
Gordon M. Binder

/s/ Emery N. Brown	Director
Emery N. Brown, M.D., Ph.D.

/s/ Michael T. Constantino	Director
Michael T. Constantino

/s/ Brady W. Dougan	Director
Brady W. Dougan

/s/ Todd M. Pope	Director
Todd M. Pope

/s/ Kathleen Sebelius	Director
Kathleen Sebelius

/s/ Rajiv Shukla	Director
Rajiv Shukla

/s/ Max Wallace	Director
Max Wallace, J.D.

/s/ Susan Windham-Bannister	Director
Susan Windham-Bannister, Ph.D.